Exhibit 99.1

Advanced Micro Devices, Inc. to Offer $1.5 Billion of Convertible Senior Notes

SUNNYVALE, Calif. — August 8, 2007 —Advanced Micro Devices, Inc. (NYSE: AMD) today announced its intention to offer, subject to market and other conditions, $1.5 billion aggregate principal amount of convertible senior notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

AMD expects to grant to the initial purchaser a 30-day option to purchase up to $225 million aggregate principal amount of additional notes to cover over allotments. AMD expects to use the net proceeds of the offering, together with available cash, to repay in full the outstanding balance of the term loan AMD entered into with Morgan Stanley Senior Funding, Inc. in October 2006. If the initial purchaser exercises its over-allotment option, AMD expects to use the additional net proceeds for general corporate purposes, including working capital and capital expenditures.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offer of the notes will be made only by means of a private offering memorandum. The notes and AMD’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that AMD may be unable to complete the offering. Other information on potential risk factors that could affect AMD, its business and its financial results are detailed in AMD’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in AMD’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.